Exhibit 16.1

September 17, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for HealtheTech, Inc. and, under the date of February 16, 2004, we reported on the consolidated financial statements of HealtheTech, Inc. as of and for the years ended December 31, 2002 and 2003. On September 14, 2004, our appointment as principal accountants was terminated. We have read HealtheTech, Inc.’s statements included under Item 4.01 of its Form 8-K dated September 14, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with HealtheTech, Inc.’s statements 1) That the change was recommended and approved by the audit committee of the board of directors, 2) The audit committee consulted Horwath Gelfond Hochstadt Pangburn, P.C., 3) That the change was made in order to reduce accounting expenses; and 4) That Horwath Gelfond Hochstadt Pangburn, P.C. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on HealtheTech, Inc.’s consolidated financial statements or that it has reviewed the referenced Form 8-K.

Very truly yours,

/s/ KPMG LLP

KPMG LLP